  EXHIBIT 10.1

December 19, 2017

Dear John,

We would like to offer you employment with CÜR Media, LLC (“CÜR Media”) as Head of Product, Chief Operating Officer. Your starting salary will be paid at a semi-monthly rate of $5,208.33, which is an annualized rate of $125,000 for the first 90 days of your employment increasing to $225,000 per annum thereafter. You will also receive a stock option grant of 300,000 shares in our Stock Option Plan (when the shares are available in the plan) with a strike price of $1.00. When granted, these options shall vest 50% of which shall vest on the date of grant, and the remainder of which shall vest pro rata on a monthly basis for the two (2) years thereafter. You also received a warrants on 420,000 in CUR Holdings, Inc. with a strike price of $.0001.

You will receive the standard benefits package that CÜR Media provides to employees currently and in the future. This includes health and dental insurance; three weeks of flex time off per year (accrued at ten hours per month); and paid holidays, in accordance with company policy.

As a condition of employment, you agree to execute CÜR Media’s Confidentiality and Noncompetition Agreement, and abide by the company’s standard personnel policies and procedures. We understand that there are no agreements with any prior employers or other legal restraints that would interfere with your acceptance of our offer. By accepting this offer, you affirm the absence of such agreements or restraints, and agree that you will not bring with you any materials from a prior employer that could be deemed proprietary or confidential. CÜR Media is an equal opportunity employer, and employment at CÜR Media, LLC is “at will” which means that either you or the company have the right to end your employment at any time. This offer is contingent upon satisfactory proof of U.S. citizenship or other eligibility for employment as required by the Immigration Reform and Control Act of 1986.

Please indicate your acceptance of this offer by signing below, and returning this letter to me with your anticipated start date. One copy is for you to keep for your records. This offer remains valid until December 31, 2017. Please keep this offer and other business details of CÜR Media, LLC we have discussed confidential.

Sincerely,

/s/ Tom Brophy

Tom Brophy

Founder & CEO

Accepted	/s/ John Egazarian	Start Date: January 2, 2018
John Egazarian